Exhibit 4.1

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is dated as of July 24, 2007 by and among (i) Fairground Media, LLC, a Colorado limited liability company (the “Company”), (ii) Waveland Colorado Ventures, LLC, a Colorado limited liability company (the “Investor”), and (iii) the members of the Company listed on Schedule I hereto, (the “Original Members”). The Investor and the Original Members are hereinafter collectively referred to as the “Members”.  Certain terms used in this Agreement are defined in Exhibit A hereto.  Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Investment Agreement (as defined below).

RECITALS

A.            The Investor has agreed to purchase from the Company, and the Company has agreed to issue and sell to Investor a Membership Interest in the Company on the terms and conditions set forth in the Investment Agreement by and between the Company and the Investor, dated of even date herewith (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Investment Agreement”).

B.            Immediately after the closing of the transactions contemplated in the Investment Agreement, the Company and the Members, pursuant to a separate agreement (the “Exchange Agreement”), have agreed to exchange all of the outstanding Membership Interests of the Company for shares of Common Stock of Mauna Kea Enterprises, Inc., a Colorado corporation (“MK”).  References to “the Company” in those sections which apply to events or undertakings to occur after the closing of the transactions contemplated by the Exchange Agreement shall be construed to mean MK in its capacity as the parent entity of the Company.

C.            In connection with the Investment Agreement and the Exchange Agreement, and to induce Investor to consummate its investment in the Company, the Company, the Original Members and Investor desire to enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants contained herein, the Members and the Company (collectively, the “Parties”) agree as follows:

1.             BOARD OF DIRECTORS REPRESENTATION AND APPROVAL RIGHTS

1.1.          Representation.  From and after the date of the closing of the transactions contemplated by the Exchange Agreement, at each election of or action by written consent to elect directors, each Member shall vote all of the voting securities of the Company over which such Member has voting control so as to effect the following:

(a)           Number.  The authorized number of directors of the Company’s Board of Directors (the “Board”) shall be established at three (3) members.  At the closing of the transaction contemplated by the Exchange Agreement, the existing Director shall appoint Mark Kreloff to fill an existing vacancy on the Board of MK in accordance with the Bylaws of MK.

(b)           Appointments.  The following persons shall be elected to the Board at each election of directors during the term of this Agreement:

(i)            At each election of or action by written consent to elect directors, the Company’s Chief Executive Officer, initially Mark Kreloff; and .

(ii)           At each election of or action by written consent to elect directors, two persons designated by the majority of the Common Stockholders of MK and approved by Investor, which approval shall not be unreasonably withheld (the “Common Directors”).

(c)           Expansion.  Upon the approval of a majority of the Board, the number of directors comprising the Board may be increased to five (5) members, with such additional members to be independent directors having relevant industry experience and acceptable to a majority of the Board and Investor.

(d)           Observers.  One or more designees of the Investor (each an “Observer,” and collectively, the “Observers”) may be invited to attend all meetings of the Board and each committee thereof in a non-voting observer capacity.  The Company shall provide the Observers notice of each meeting of the Board and of each committee thereof at the same time and in the same manner as notice is given to the Company’s directors.  The Company shall provide to the Observers in connection with each meeting at which he or she is entitled to attend, whether or not present at such meeting, copies of all notices, minutes, consents and all other materials or information that it provides to the Company’s directors with respect to such meeting, at the same time such materials and information are given to the directors; provided, however, that the Company reserves the right to exclude such Observers from access to any material or meeting or portion thereof if the Company reasonably believes upon advice of counsel that such exclusion is necessary to preserve the attorney-client privilege or to protect highly confidential information.  The decision of the Board with respect to the privileged and confidential nature of such information shall be final and binding.  The Company may condition the foregoing on the execution by such Observers of a confidentiality agreement reasonably acceptable to the Company.

(e)           Committees.  The Board shall form a finance committee (the “Finance Committee”), which shall work in consultation with management of the Company, including the Company’s Chief Executive Officer.  It is anticipated that the Board shall form an audit committee and a compensation committee.

1.2.          Investor Approval Items.  The Company covenants and agrees that the neither the Company nor any of its subsidiaries shall take any of the following actions without the prior approval of a majority of the Board and the Investor:

(a)           Authorize or issue any preferred stock or any other security senior to the Common Stock;

(b)           Materially alter the business strategy of the Company or undertake a significant change in the business of the Company as conducted as of the Closing;

(c)           Acquire another entity;

(d)           Liquidate or wind up the Company or any of its subsidiaries;

(e)           Merge the Company or any of its subsidiaries, or cause the sale by the Company or any of its subsidiaries of all or substantially all of its respective assets or issue or grant an exclusive license to all or substantially all of the intellectual property of the Company or any of its subsidiaries;

(f)            Increase in the number of shares issuable pursuant to the Company’s stock option plan;

(g)           Declare or pay any dividend on, or repurchase or redeem any security;

(h)           Amend the Company’s Articles of Incorporation or Bylaws;

(i)            Change the number of authorized shares of the Common Stock;

(j)            Hire any executive officer of the Company or any subsidiary of the Company;

(k)           Enter into any executive employment agreement;

(l)            Adopt compensation programs, including base salaries and bonus programs for all officers and key employees;

(m)          Adopt any stock option programs;

(n)           Ratify any annual budgets, business plans, and financial plans;

(o)           Acquire any real estate or undertake any leasehold obligation;

(p)           Execute entrance obligations or commitments, including capital equipment leases or purchases, with total value greater than $100,000 and which are outside the most recent business plan or budget approved by the Board of Directors and Investor;

(q)           Seek credit accommodation, borrow money or issue any debt, other than trade payables or similar items that occur in the ordinary course of the business of the Company;

(r)            Grant any security interest, other than security interests under typical leasing arrangements or tax, statutory and other similar liens; or

                (t)            relocate the principal executive offices of the Company outside of the metropolitan area of Denver/Boulder, Colorado;

2.             REGISTRATION RIGHTS

2.1.          Transfer of Registration Rights.  Investor may transfer its registration rights with respect to the Registrable Securities to any party or parties to which it may from time to time transfer Registrable Securities pursuant to the terms of this Agreement, provided that the transferee agrees in writing to be bound by Section 2 of this Agreement.  Prior to any transfer contemplated by this Section 2.1, (i) the transferor shall furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall agree to be subject to all restrictions set forth in this Agreement.

2.2.          Demand Registration.  At any time following the closing of the transaction contemplated by the Exchange Agreement, Investor may request that the Company file a registration statement under the Securities Act, covering the shares of Common Stock requested to be registered (the “Demand Registration”), the Company shall use its best efforts to, as soon as practicable and in no event later than 60 days after the receipt of such request, effect such registration (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other government requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of Investor’s Registrable Securities as are specified in such Demand Registration.  The Company shall not be obligated to effect and consummate more than two (2) Demand Registrations for Investor, excluding registrations on Form S-3 or any equivalent successor form.  A request shall not be counted as a Demand Registration unless the registration statement pursuant to which such Registrable Securities are being registered is declared effective by the Commission, or at the request of the Investor, such registration statement is withdrawn by the Company.

2.3.          Piggy-Back Registration.  Whenever the Company proposes to file a registration statement with respect to an offering or sale of its Shares (other than (i) a registration of Shares undertaken pursuant to Section 2.2 above or (ii) any shelf registration of its Shares to be used as consideration for acquisitions of businesses or assets by the Company, (iii) a registration relating to employee benefit, dividend reinvestment, direct stock purchase or other similar plans, or (iv) a registration on Form S-4 with respect to any merger, consolidation or acquisition) it will, prior to such filing, give written notice to the Members and all persons who held shares of capital stock of MK prior to the consummation of the transaction contemplated by the Exchange Agreement (the “Original MK Stockholders”) of its intention to do so and, upon the written request of the Members or Original MK Stockholders holding at least 30% of the Registrable Securities held by all such Holders given within fifteen (15) days after the Company provides such notice, the Company shall use its best efforts to cause such Registrable Securities to be included in such registration, provided, that, (x) the Company shall have the right to postpone or withdraw any registration effected pursuant to this Section commenced for its benefit without obligation to the Holders, and (y) the Holders may be subject to (A) a pro rata cutback at the underwriter’s discretion (up to a full cutback in a public offering and cutbacks to not less than 20% of the aggregate number of Shares to be offered in all other registrations, but if Investor is so limited no party shall sell Shares in such registration other than the Company or the Investor) and (B) customary exclusions for registrations effected in connection with acquisitions or employee benefit plans.  Except as set forth in this Agreement, no Person shall be granted piggy-back registration rights that would reduce the number of Registrable Securities includable by the Investor without the consent of the Investor.

2.4.          Form S-3 Registration.

(a)            At any time that the Company is qualified to use Form S-3 (or a successor short form registration form, if applicable) for registration for shares of its own stock or for shares of its stockholders and if the Company shall receive from the Holders a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to Registrable Securities owned by such Holder or Holders in an amount equal to or in excess of $250,000, the Company will:

(i)            promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(ii)           as soon as practicable, effect such registration (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other government requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request given within 30 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Agreement if the Company is not entitled to use Form S-3 for registration for shares of its own stock or for shares of its stockholders; and provided further that the Company shall not be obligated to file more than two registration statements on Form S-3 (or any successor form) during any twelve month period, or four registrations in total.  Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.

(b)           Registrations pursuant to this Section 2.4 shall be filed as a “shelf” registration statement pursuant to Rule 415 under the Securities Act (or any successor rule), unless the Holder or Holders making such request state otherwise.  The Company shall use its best efforts to keep such “shelf” registration continuously effective as long as the delivery of a prospectus is required under the Securities Act in connection with the disposition of the Registrable Securities registered thereby and in furtherance of such obligation, shall supplement or amend such registration statement if, as and when required by the rules, regulations and instructions applicable to the form used by the Company for such registration or by the Securities Act or by any other rules and regulations thereunder applicable to shelf registrations.

(c)           Notwithstanding anything to the contrary in this Section 2.4 hereof, a registration shall not be effected pursuant to Section 2.4 hereof once the Registrable Securities otherwise may be sold to the public without restriction.

(d)           Registrations pursuant to this Section 2.4 shall not be counted as requests for registration effected pursuant to Section 2.1.

2.5.          Underwritten Offerings.  If a requested registration pursuant to Sections 2.1 or 2.4 involves an underwritten public offering and the managing underwriter of such offering determines in good faith that the number of securities sought to be offered should be limited due to market conditions, then the number of securities to be included in such underwritten public offering shall be reduced to a number deemed satisfactory by such managing underwriter; provided that the shares to be excluded shall be determined in the following sequence: (i) first, securities held by any Persons not having any contractual, incidental piggy back registration rights to include such securities in the registration statement, (ii) second, securities held by any other Persons (other than the Holders) having contractual, incidental “piggy back” rights to include such securities in the registration statement, (iii) third, securities sought to be registered by the Company for its own account, (iv) fourth, Registrable Securities sought to be registered by the Holders other than the Investor, and (v) fifth, Registrable Securities sought to be registered by the Investor pursuant to Sections 2.1 or 2.4.  If there is a reduction of the number of Registrable Securities pursuant to clause (iv), such reduction shall be made on a pro rata basis (based upon the respective holdings of Registrable Securities held by such Holders).  To facilitate the allocation of shares in accordance with the above provisions, the Company or underwriters may round the number of shares of Registrable Securities allocated to any Holder to be included in the registration to the nearest 100 shares.  With respect to a request for registration pursuant to Sections 2.1 or 2.4 which is for an underwritten public offering, the managing underwriter shall be of national reputation and shall be chosen by a majority of the Board of Directors with the consent of a majority of the Registrable Securities (determined on an as-converted to Common Stock basis) held by all Holders requesting such registration, which consent shall not be unreasonably withheld.  If the managing underwriter has not limited the number of Registrable Securities or other securities to be underwritten, the Company may include securities for its own account in such registration if the managing underwriter so agrees and if the number of Registrable Securities which would otherwise have been included in such registration and underwriting will not thereby be limited.

2.6.          Registration Procedures.

(a)           In the case of each registration, qualification or compliance effected by the Company subject to this Section 2, the Company shall keep each participating Holder advised in writing as to the initiation of each such registration, qualification and compliance and as to the completion thereof.  In addition, the Company shall at its own expense:

(i)            prepare and file with the Commission such amendments and supplements to such registration statement as may be necessary to keep such registration, qualification or compliance effective for a period of not less than 120 days (or until such earlier time when all shares covered thereby are sold) and comply with provisions of the Securities Act with respect to the disposition of all securities covered thereby during such period; provided, however, that at any time, upon written notice to the participating Holders and for a period not to exceed ninety (90) days thereafter (the “Suspension Period”), the Company may delay the filing or effectiveness of any registration statement or suspend the use or effectiveness of any registration statement (and the Holders hereby agrees not to offer or sell any Registrable

Securities pursuant to such registration statement during the Suspension Period) if the Company reasonably believes that it would be materially detrimental to the Company and its stockholders for such registration statement to become effective or to remain effective as long as such registration statement would otherwise be required to remain effective because such action (x) would materially interfere with a significant acquisition, corporate reorganization or other similar transaction involving the Company, (y) would require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential or (z) would render the Company unable to comply with requirements under the Securities Act or the Exchange Act.  In the event that the Company shall exercise its right to delay or suspend the filing or effectiveness of a registration hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period.  The Company may extend the Suspension Period for an additional consecutive sixty (60) days with the consent of the holders of a majority of the Registrable Securities registered under the applicable registration statement, which consent shall include Investor, if Investor is a Holder registered under such registration statement.  No more than two (2) such Suspension Periods shall occur in any twelve (12) month period.  If so directed by the Company, all Holders registering shares under such registration statement shall (i) not offer to sell any Registrable Securities pursuant to the registration statement during the period in which the delay or suspension is in effect after receiving notice of such delay or suspension; and (ii) use their best efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice.  Notwithstanding the foregoing, the Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement other than a registration statement on Form S-3 that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

(ii)           update, correct, amend and supplement such registration, qualification or compliance as necessary;

(iii)          furnish such number of prospectuses, including preliminary prospectuses, and other documents incident thereto as each Holder may reasonably request from time to time;

(iv)          register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions of the United States as each Holder may reasonably request to enable it to consummate the disposition in such jurisdiction of the Registrable Securities (provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this provision, or (ii) consent to general service of process in any such jurisdiction);

(v)           notify each Holder at any time when a prospectus relating to the Registrable Securities is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statement therein not misleading, and at the request of Holder, the Company will prepare a supplement or amendment to such prospectus, so that, as thereafter delivered to purchasers of such shares, such prospectus will not contain any untrue statements of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(vi)          cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(vii)         provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement; and

(viii)        upon the sale of any of the Registrable Securities pursuant to such registration statement, remove all restrictive legends from all certificates or other instruments evidencing the Registrable Securities.

(b)           Except as required by law, all expenses incurred by the Company in complying with this Section 2, including but not limited to, all registration, qualification and filing fees, printing expenses, fees and disbursements of counsel and accountants for the Company, blue sky fees and expenses (including fees and disbursements of counsel related to all blue sky matters) incurred in connection with any registration, qualification or compliance pursuant to this Section 2 shall be borne by the Company.  In addition, the fees and expenses of one counsel selected by the holders of a majority of the Registrable Securities held by the Holders participating in such registration shall be borne by the Company; provided, however, that the maximum amount of such expenses which the Company shall be responsible shall be $20,000.  Notwithstanding the above, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.2 if the registration request is subsequently withdrawn at the request of Investor (in which case Investor shall bear such expenses), unless Investor agrees to forfeit its right to one demand registration pursuant to Section 2.2; provided, further, however, that if at the time of such withdrawal, Investor has learned of a material adverse change in the condition, business or prospects of the Company from that known to Investor at the time of its request and has withdrawn the request with reasonable promptness after learning of such information, then the Investor shall not be required to pay any of such expenses and shall retain its rights pursuant to Section 2.2.  All underwriting discounts and selling commissions applicable to a sale incurred in connection with a registration of the Registrable Securities shall be borne by each Holder participating in such registration according to such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company).

2.7.          Furnish Information.  If the Registrable Securities owned by a Holder are included in any registration, it shall be a condition precedent to the obligations of the Company to take any actions pursuant to this Section 2 that all such Holders shall furnish the Company such information regarding itself as the Company may reasonably request and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement and all such Holders shall indemnify the Company with respect thereto in accordance with Section 2.9 hereof.  No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8.          Current Public Information.  At all times after the Company has filed a registration statement with the Commission pursuant to the requirements of either the Securities Act or the Exchange Act, the Company shall file all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder, and shall take such further action as any holder or holders of Registrable Securities may reasonably request, all to the extent required to enable such holders to sell Registrable Securities pursuant to Rule 144 adopted by the Commission under the Securities Act or any similar rule or regulation hereafter adopted by the Commission.  Upon request, the Company shall deliver to any holder of Registrable Securities a written statement as to whether it has complied with such requirements.  The provisions of this Section 2.8 shall terminate on the date on which there are no holders of Registrable Securities.

2.9.          Indemnification Relating to Registration Rights.

(a)           With respect to any registration, qualification or compliance effected or to be effected pursuant to Section 2 of this Agreement, to the extent permitted by law, the Company shall indemnify each Holder whose securities are included or are to be included therein, each of such Holder’s directors, officers, managers, members or partners, each underwriter (as defined in the Securities Act) of the securities sold by such Holder (if any), and each Person who controls (within the meaning of the Securities Act) any such Holder or underwriter (a “Controlling Person”) from and against all losses, damages, liabilities, claims, charges, actions, proceedings, demands, judgments, settlement costs and expenses of any nature whatsoever (including, without limitation, attorneys’ fees and expenses) (“Losses”) concerning:

(i)            any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance;

(ii)           any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make a statement therein, in the light of the circumstances under which it was made, not misleading; or

(iii)          any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company, or of any blue sky or other state securities laws or any rule or regulation promulgated thereunder applicable to the Company, in each case, relating to any action or inaction required of, or any information provided by, the Company in connection with any such registration, qualification or compliance, and subject to Section 2.10 below, will reimburse each such Person entitled to indemnity under this Section for all legal and other expenses reasonably incurred in connection with investigating or defending any such Losses; provided, however, that the foregoing indemnity and reimbursement obligation shall not be applicable to the extent that any such information was furnished to the Company in writing by such Holder, specifically for use in such prospectus, offering circular or other document; and provided, further, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld.

(b)           With respect to any registration, qualification or compliance effected or to be effected pursuant to this Agreement, each Holder whose securities are included or are to be included therein, shall, to the extent permitted by law, indemnify the Company and each of the Company’s directors, officers and Controlling Persons from and against all Losses concerning:

(i)            any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance; or

(ii)           any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statement therein, in the light of the circumstances under which it was made, not misleading, or any violation or alleged violation by the Company of the Securities Act, in each case, to the extent, but only to the extent, that such untrue statement (or alleged untrue statement), omission (or alleged omission) or violation (or alleged violation) was based on any written information furnished to the Company by such Holder and stated to be specifically for use in connection with any such registration, qualification or compliance, and subject to Section 2.10 below, will reimburse the Company for all legal and other expenses reasonably incurred in connection with investigating or defending any such Losses; provided, however, that, the obligation of the Holder hereunder shall be limited to an amount equal to the net proceeds to the Holder of the Registrable Securities sold as contemplated hereunder; and provided, further, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld.

2.10.        Indemnification Procedures.  Each person entitled to indemnification under this Section (an “Indemnified Party”) shall give notice as promptly as reasonably practicable to each party required to provide indemnification under this Section (an “Indemnifying Party”) of any action commenced against or by it in respect of which indemnity may be sought hereunder, but failure to so notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it may have otherwise than on account of this indemnity agreement so long as such failure shall not have materially prejudiced the position of the Indemnifying Party.  Upon such notification, the Indemnifying Party shall assume the defense of such action if it is a claim brought by a third party, and after such assumption the Indemnified Party shall not be entitled to reimbursement of any expenses incurred by it in connection with such action except as described below.  In any such action, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the contrary, (ii) the Indemnifying Party shall have failed to assume the defense of such action or proceeding and employ counsel reasonably satisfactory to such Indemnified Party in any such action or proceeding or (iii) the named parties in any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing or conflicting interests between them.  The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent (which shall not be unreasonably withheld or delayed by such Indemnifying Party), but if settled with such consent or if there is a final judgment for the plaintiff, the Indemnifying Party shall indemnify the Indemnified Party from and against any Losses by reason of such settlement or judgment.

2.11.        Survival; Contribution.  The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party and shall survive the transfer of securities and shall survive completion of any offering of Registrable Securities in a registration statement.  The Indemnifying Party also agrees to make such provisions, as are reasonably requested by any Indemnified Party, for contribution to such party in the event the Indemnifying Party’s indemnification is unavailable for any reason.

2.12.        The Original MK Stockholders are intended third-party beneficiaries of this Section 2 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

3.             INFORMATION AND INSPECTION RIGHTS

3.1.          Information.  Until such time as the Investor no longer holds any Registrable Securities, upon the request of the Investor, the Company shall deliver to Investor:

(a)           A report in a form to be provided by Investor, discussing the achievement of milestones established by the Investor and Company;

(b)           as soon as practicable, but in any event at least 30 days prior to the end of each fiscal year, a budget and business plan of the Company for the next fiscal year, prepared on a monthly basis, including balance sheets and statements of cash flows for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

(c)           notice of material changes to the Company’s budget immediately upon actual knowledge of the Company of the occurrence of such material change; and

(d)           such other information relating to the financial condition, business, prospects or corporate affairs of the Company as such Investor may from time to time request.

3.2.          Inspection.  During any period in which Investor is entitled to receive the materials specified in Section 3.1 hereof, the Company shall permit such Investor, at its expense, to visit and inspect the Company’s and its subsidiaries’ properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times and upon reasonable notice as may be requested by Investor.

3.3.          Confidentiality of Records.  Investor agrees to keep confidential any information furnished to it that the Company identifies as being confidential or proprietary (so long as such information is not in the public domain or has not otherwise been provided to Investor by a party other than the Company), except that Investor may disclose such proprietary or confidential information (i) to any partner, subsidiary or parent of Investor as long as such partner, subsidiary or parent is advised of and agrees or has agreed to be bound by the confidentiality provisions of this Section 3.3 or comparable restrictions; (ii) at such time as it enters the public domain through no fault of Investor; (iii) that is communicated to it free of any obligation of confidentiality; (iv) that is developed by Investor or its agents independently of and without reference to any confidential information communicated by the Company; or (v) as required by applicable law.

4.             DRAG-ALONG RIGHTS

4.1.          Applicability.  In the event the holders of a majority of the outstanding Membership Interests of the Company (or Common Stock issued in exchange therefor in connection with the Exchange Agreement), including Investor (the “Proposing Stockholders”), approve a Change of Control Transaction (an “Approved Sale”), then the Members other than the Proposing Stockholders (collectively, the “Remaining Holders”) shall each consent to, vote for and raise no objections to the Approved Sale.  If the proposed acquiror is an Affiliate of any Member of the Proposing Stockholders, then this Section 4.1 shall only apply to the Approved Sale if the Approved Sale is approved by the holders of a majority of the Common Stock held of record by holders that are not Affiliates of such proposed acquiror.  If the Approved Sale will take the form of an asset sale, merger or consolidation, the Remaining Holders shall vote in favor of such transaction and shall thereby waive any appraisal rights or dissenters’ rights in connection with such transaction.  If the Approved Sale is structured as a sale of the stock of the Company, each Remaining Holder shall agree to sell all capital stock in the Company then held by such Remaining Holder on the terms and conditions approved by the Proposing Stockholders.  A Remaining Holder shall have no obligations under this Section 4.1 to the extent that the terms of the Approved Sale provide that such Remaining Holder would receive less than the amount that would be distributed to such Remaining Holder in the event that the proceeds were distributed in accordance with the Company’s Operating Agreement or Articles of Incorporation.  All capital stock transferred by the Remaining Holders pursuant to this Section 4.1 shall be sold at the same price and otherwise treated identically with the capital stock of the same class and series being sold by the Proposing Stockholders in all respects.  The Remaining Holders shall each take such actions as may be reasonably required and otherwise cooperate in good faith with the Proposing Stockholders in connection with consummating the Approved Sale, including the execution of such agreements and such instruments and other actions reasonably necessary to (i) provide reasonable representations, warranties, indemnification and other provisions and agreements relating to such Approved Sale and (ii) effectuate the allocation and distribution of the aggregate consideration upon the Approved Sale.

4.2.          Notice of Sale.  The Proposing Stockholders shall give the Remaining Holders at least ten days prior written notice of any Approved Sale as to which the Proposing Stockholders intend to exercise their rights under this Section 4.

5.             REDEMPTION

5.1.          Obligation to Redeem. The Company shall be obligated to redeem all outstanding Registrable Securities held by Investor as follows:

(a)           On or after the 90th day after the closing of the transactions contemplated by the Investment Agreement, if the Company has not filed a registration statement with respect to the Registrable Securities held by Investor (the “Investor Shares”), the Investor shall have the right to compel the Company to redeem all of the Investor Shares by delivery of a written notice to the Company which shall be deliverer, if at all, no later than the 150th day after the Closing (the “Redemption Notice”).  The Company shall redeem all of the Investor Shares within thirty (30) days of receipt the Redemption Notice (the “Redemption Date”).

(b)           The Investor Shares shall be redeemed by paying Investor an aggregate amount of $375,000 (the “Redemption Price”) as follows:  50% of the Redemption Price shall be paid on the Redemption Date and the balance of the Redemption Price shall be payable on the first anniversary of the Redemption Date (the “Final Redemption Payment Date”).  Such payments shall be made by the Company from funds legally available therefor on the Redemption Date and the Final Redemption Payment Date.

(c)           From and after the close of business on the Redemption Date and the Final Redemption Payment Date, unless there shall have been a default in the payment of the Redemption Price, all rights of Investor shall cease with respect to the Investor Shares redeemed on such respective date, and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever.  If the funds of the Company legally available for redemption of Investor Shares on either such date are insufficient to redeem the total number of Investor Shares to be redeemed on such date, the shares required to be redeemed but not so redeemed shall remain outstanding and entitled to all rights and preferences provided herein.  At any time thereafter when additional funds of the Company are legally available for the redemption of such shares, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are then legally available. Interest on all unpaid portion of the Redemption Price shall accrue at the rate of twelve percent (12%) (or, if lower, the maximum amount permitted under applicable law) per annum from such date and shall be payable quarterly in arrears to Investor.

(d)           In the event that as a result of the death or disability of Mark Kreloff, and the Company at such time maintains life or disability insurance for him, and the benefits thereof are paid to the Company, then within thirty (30) days of the receipt of such payment, the Company shall notify the Investor of such event.  The Investor shall have the right to compel the Company to redeem the Investor Shares at the Redemption Price by delivery of a written notice to the Company within thirty (30) days of receipt of such notice from the Company.

6.             CALL OPTION ON SHARES HELD BY ORIGINAL MEMBERS

6.1.          Grant of Call Option. For a period of five years from the date hereof, Investor shall have the right (the “Option”) to cause the Original Members to sell to Investor all of the shares of the Company held by them for an aggregate purchase price of $100 if, at any time during such period (i) neither the Company nor its subsidiaries are pursuing an internet community auction business (or related or similar social networking site) (the “Business”) and (ii) the Company has demonstrably abandoned the pursuit of the Business (an “Option Trigger Event”); provided, however, that the Investor shall not have the right to exercise the Option if (A) the Company has abandoned the Business in favor of a different business plan or model which has been approved by the Board of Directors of the Company and Investor or (B) at the time of abandonment of the Business, Investor no longer holds at least 50% of the Registrable Securities issued to Investor at the closing of the transaction contemplated by the Exchange Agreement.

6.2.          Exercise of Option.  The Option may be exercised by written notice given by Investor to each of the Original Members within 90 days of Investor first becoming aware of the Option Trigger Event (the “Exercise Notice”).

6.3.          Closing.  Closing of the purchase and sale of the Original Member Shares (“Option Closing”) shall occur at a time and location mutually determined by Investor and the Original Members, within thirty days following the deliver of the Exercise Notice.  At the Option Closing, the Investor shall pay the $100 purchase price (to be allocated pro rata among the Original Members) and the Original Members shall deliver or cause to be delivered to the Company instruments of transfer for the shares in form reasonably acceptable to Company and the Investor, warranting title thereto and the absence of liens and encumbrances with respect thereto.

7.             MISCELLANEOUS PROVISIONS

7.1.          Termination.  This Agreement shall terminate as to any specific Member at such time as such Member shall no longer own shares of Common Stock or securities of the Company convertible or exercisable for shares of Common Stock.

7.2.          Other Agreements.

(a)           Insurance.  As soon as reasonably practicable following the Closing, the Company shall obtain insurance policies in nature and amounts as would be typical for a company engaged in the business conducted by the Company.

(b)           Non-Competition, Non-Solicitation and Non-Disclosure Agreement.  The Company shall enter into with Founder and each employee an Employee Nondisclosure, Non-compete, Non-solicitation and Invention Assignment Agreement, all such agreements to be in a form reasonably acceptable to the Investor (the “NDA”).  Following the Closing, the Company shall enter into a non-disclosure agreement substantially similar in form to the NDA with each new employee of or consultant to the Company or any present or future subsidiary of the Company, with any changes to such form to be approved in advance by the Investor.

(c)           Key Man Life Insurance.  The Company will maintain life insurance, with benefits payable to the Company, for Mark Kreloff, with such premium amounts being reasonably satisfactory to Investor; provided however, that at the election of the Investor, such proceeds shall be used to redeem the Investor Shares pursuant to Section 5.1(d).

(d)           Additional Covenants.  So long as Investor holds any Registrable Securities,  the Company covenants and agrees that it will perform and observe the following covenants and provisions and will cause each of its subsidiaries to perform and observe such of the following covenants and provisions as are applicable to such subsidiary:

(i)            Payment of Taxes and Trade Debt.  Pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or business, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims, which, if unpaid, might become a lien or charge upon any properties of the Company or any of its subsidiaries, other than those which are being contested in good faith if the Company shall have set aside on its books and shall have provided, in accordance with generally accepted accounting principles, adequate reserves with respect thereto; and pay in conformity with customary trade terms, all lease obligations, all trade debt, and all other indebtedness incident to its operations, except such as are being contested in good faith if the Company shall have set aside on its books and shall have provided, in accordance with generally accepted accounting principles, appropriate reserves with respect thereto.

(ii)           Maintenance of Insurance.  Maintain with responsible and reputable insurance companies or associations, insurance in such amounts and covering such risks as the Company reasonably deems advisable.

(iii)          Preservation of Corporate Existence.  Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is required, unless the failure to so qualify does not and will not have a material and adverse effect on the business, operations or financial condition of the Company; and preserve and maintain all material licenses and other rights to use patents, processes, licenses, trademarks, trade names, inventions, intellectual property rights or copyrights owned or possessed by it as are reasonably necessary or advisable for it to conduct its business.

(iv)          Compliance with Laws.  Comply with all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which could materially adversely affect its business or condition, financial or otherwise, except non-compliance being contested in good faith through appropriate proceedings so long as the Company shall have set up and funded sufficient reserves, if any, required under generally accepted accounting principles with respect to such items.

(v)           Keeping of Records and Books of Account.  Keep adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of the Company, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection within its business shall be made.

(vi)          Maintenance of Properties, etc.  Maintain and preserve all of its properties that the Company reasonably deems necessary or useful in the proper conduct of its business in good repair, working order and condition, ordinary wear and tear excepted, and from time to time make all necessary and proper repairs, renewals, replacements, additions and improvements thereto; and comply with the provisions of all material leases to which it is a party or under which it occupies property so as to prevent any material loss or forfeiture thereof or thereunder.

7.3.          Notices.  All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given at the time of receipt if delivered by hand or by facsimile transmission or three days after being mailed, registered or certified mail, return receipt requested, with postage prepaid, to the address or facsimile number (as the case may be) listed below the signature of each Person on such Person’s signature page hereto if any Person shall have designated a different address or facsimile number by notice to the other parties given as provided above, then to the last address or facsimile number so designated.

7.4.          Severability.  In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed and interpreted in such manner as to be effective and valid under applicable law.

7.5.          Waiver or Modification.  This Agreement may be amended or terminated and the observance of any term of this Agreement may be waived with respect to all parties to this Agreement only with the written consent of (i) Investor, (ii) holders of a majority of the Common Stock, on an As-Converted Basis, and (iii) to the extent such amendment or termination affects the rights of the Company or creates obligations on behalf thereof, the Company.

7.6.          Governing Law.  This Agreement shall be governed by the laws of the State of Colorado without regard to the conflicts of law provisions thereof.

7.7.          Further Assurances.  Each Party agrees to act in accordance herewith and not to take any action that is designed to avoid the intention hereof.

7.8.          Successors and Assigns.  This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives.  Each Member may assign its rights hereunder to (i) the ancestors, descendants, siblings or spouse of such Member or to trusts for the benefit of such persons or such Member, (ii) to such Affiliates, or (iii) in the case of a Member that is a private investment company, to the partners, members, stockholders or other investors of such Member as a distribution or similar transfer from such Member; provided that in each of the foregoing cases, the transferee shall furnish the other Members and the Company with a written agreement to be bound by and comply with all provisions of this Agreement.  Such transferee shall be treated as a “Member” for the purposes of this Agreement, and shall have the same rights and obligations as those granted to or imposed upon the transferor of such shares.

7.9.          Aggregation of Stock.  For purposes of determining the availability of any rights under this Agreement, the number of shares of Common Stock or other securities of the Company deemed to be owned by a Member or other Person shall include all such shares or other securities owned by such Member or other Person, such Member’s (or other Person’s) Affiliates and their respective partners, members, or shareholders, and any other person or entity that acquires any such shares or other securities from any of the foregoing by gift, will or intestate succession.

7.10.        Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  Such arbitration shall take place in Denver, Colorado, and be conducted by a panel of three arbitrators, with each party having the right to select one arbitrator and the third arbitrator to be selected in accordance with the rules of the American Arbitration Association.

7.11.        NO RIGHT TO JURY TRIAL.  EACH PARTY HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, COUNTERCLAIM OR OTHERWISE, IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT ANY RIGHT TO A TRIAL BY JURY.

7.12.        Legends.  Any stock certificate issued by the Company representing securities subject to this Agreement shall contain the following legend:

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO, AND IN SOME CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN INVESTOR RIGHTS AGREEMENT, BY AND AMONG THE STOCKHOLDER, THE COMPANY, AND CERTAIN OTHER STOCKHOLDERS, WHICH CAN BE OBTAINED UPON WRITTEN REQUEST, WITHOUT CHARGE TO THE HOLDER HEREOF, FROM THE COMPANY.

[signatures follow on the next page]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the day and year first above written.

FAIRGOUND MEDIA, LLC

By:	/s/ Mark Kreloff
Name:	Mark Kreloff
Title:	Chief Executive Officer

Address for Notice:
1701 Pearl Street
Boulder, CO 80302

Facsimile No.:	303-786-7676
Attn:	Andrew Brandt

With a copy to:
Faegre & Benson LLP
1900 Fifteenth Street
Boulder, CO 80302
Facsimile No.:	(303) 447-7800
Attn:	Christopher M. Hazlitt, Esq.

[Company Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the undersigned Member has executed this Agreement as of the day and year first above written.

Mark H. Kreloff
[Name of Member]

Signature:
/s/ Mark H. Kreloff

[Member Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the undersigned Member has executed this Agreement as of the day and year first above written.

Andrew Brandt
[Name of Member]

Signature:
/s/ Andrew Brandt

[Member Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the undersigned Member has executed this Agreement as of the day and year first above written.

Dave Rogers
[Name of Member]

Signature:
/s/ Dave Rogers

[Member Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the undersigned Member has executed this Agreement as of the day and year first above written.

Luke Miller
[Name of Member]

Signature:
/s/ Luke Miller

[Member Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the undersigned Member has executed this Agreement as of the day and year first above written.

Bret Orton
[Name of Member]

Signature:
/s/ Bret Orton

[Member Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the undersigned Member has executed this Agreement as of the day and year first above written.

Kevin A. Kerndt
[Name of Member]

Signature:
/s/ Kevin A. Kerndt

[Member Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the undersigned Member has executed this Agreement as of the day and year first above written.

Joe Pezzillo
[Name of Member]

Signature:
/s/ Joe Pezzillo

[Member Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the undersigned Member has executed this Agreement as of the day and year first above written.

Brad Buikema
[Name of Member]

Signature:
/s/ Brad Buikema

[Member Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the undersigned Member has executed this Agreement as of the day and year first above written.

Waveland Colorado Ventures, LLC
[Name of Member]

By:

By:	/s/ Chester P. Schwartz

Name: Chester P. Schwartz

Title: Manager

Address for Notice:	4725 S. Monaco St.
Suite 210
Denver, CO 80237

With a copy to:

[Investor Signature Page to Investor Rights Agreement]

SCHEDULE I

ORIGINAL MEMBERS

Mark Kreloff

Andrew Brandt

Dave Rogers

Luke Miller

Bret Orton

Kevin Kerndt

Joseph Pezzillo

Bradley Buikema

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement to which this Exhibit A is attached, the following terms have the following meanings:

“Change of Control Transaction” means (i) any consolidation, reorganization, acquisition or merger (collectively, a “Reorganization”) of the Company with or into any other entity or entities in which the holders of the Company’s outstanding capital stock immediately before such Reorganization do not, immediately after such Reorganization, retain stock representing a majority of the voting power of the surviving entity of such Reorganization or stock representing a majority of the voting power of an entity that wholly owns directly or indirectly, the surviving entity of such Reorganization; (ii) the sale, transfer or assignment of securities of the Company representing a majority of the voting power of all the Company’s outstanding voting securities by the holders thereof to an acquiring party (or related parties) who is not affiliated with the Company’s stockholders in a single transaction or series of related transactions; (iii) the sale of the Company’s assets representing a majority of the value of the Company’s assets provided that in the case of either (i) or (ii) above, any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof shall not constitute a reorganization or sale, transfer or assignment of securities; or (iv) the license, directly or indirectly, in a single transaction or a series of related transactions, of all or substantially all of the assets of the Company that results in the Company having no significant business operations

“Closing Date” means the date upon which the closing of the Series B Purchase Agreement occurs.

“Commission” means the Securities and Exchange Commission or any successor thereto.

“Common Stock Equivalents” means all shares of Common Stock that are issued and outstanding or are issuable upon the exchange, exercise or conversion of any other security of the Company.  The number of Common Share Equivalents owned by a Person shall equal the sum of the number of shares of Common Stock owned by such Person plus the number of shares of Common Stock issuable upon the exchange, exercise or conversion of any other security of the Company owned by such Person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute.

“Founder” means Mark Kreloff.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Holder” means (i) the Investor, (ii) the Original MK Stockholders, (iii) with respect to Section 2.3 only, the Original Members, and (iv) any person or entity to whom a Holder sells,

A-1

transfers or assigns Registrable Securities in an amount and on terms sufficient to comply with Section 2.1 hereof, other than in a sale pursuant to Rule 144 under the Securities Act or a registration effected pursuant to this Agreement.

 “Register,” “registered,” and “registration” refer to an underwritten registration effected by preparing and filing with the Commission  a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering by the Commission of effectiveness of such registration statement or document.

“Registrable Securities” means (i) shares of Common Stock issuable or issued in exchange for a Membership Interest in the Company, and (ii) any other shares of Common Stock acquired by a Holder from the Company.

“Share” means any share of any class of capital stock of the Company and securities of the Company convertible into or exercisable for any share of any class of the Company’s capital stock.

A-2